Exhibit 5.1

JAMES L. VANDEBERG
ATTORNEY AT LAW

1000 SECOND AVENUE, STE 1710	206-973-1895 Office
SEATTLE, WA 98104	206-973-1899 Fax
JLV@JLVLAW.COM	206-910-2687 Cell

August 22, 2003

REGI U. S., Inc.
1103 – 11871 Horseshoe Way
Richmond, BC
Canada V7A 5H5

Attn: Board of Directors

Re:                 Registration Statement on Form S-8;

Ladies and Gentlemen:

At your request, I have examined the Registration Statement on Form S-8 executed by you on August 19, 2003 and to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of One Hundred Thousand (100,000) shares of your common stock, no par value, (the “Common Stock”) which will be issuable under the REGI U. S., Inc. Advisory and Consulting Agreement with Daniel Starczewski (the “Plan”).

As your counsel in connection with the Registration Statement, I have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of warrants under the Plan and the shares of Common Stock to be issued pursuant to exercise of the warrants (the “Plan Shares”) and such documents as I have deemed necessary to render this opinion.

Based upon the foregoing, it is my opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to me included in or made a part of the Registration Statement.

Very truly yours,

/s/ James L. Vandeberg

James L. Vandeberg